CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                 SEGWAY III CORP

Federal Employer Identification No.

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.       The name of the corporation is:

                           SEGWAY III CORP

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 2nd, day of December, 2004.

         Resolved Article First of the Certificate of Incorporation be amended to read as follows:

                  The name of the corporation is SPEEDHAUL HOLDINGS, INC.

3. The number of shares outstanding at the time of the adoption of the amendment was 5,250,000. The total number of share entitled to vote thereon was 5,250,000.

4.       The number of shares for and against such amendment is as follows:

         Number of Shares Voting for Amendment: 5,250,000.

         Number of Shares Voting Against Amendment: 0

5. The effective date of this Amendment to the Certificate of Incorporation shall be: upon filing

Dated this 2nd day of December, 2004.


                                       SEGWAY  III CORP.
                                    -----------------------
                                        Corporate Name

                                    By:  /s/  Richard  I. Anslow
                                        -----------------------
                                              Signature

                                    Richard  I.  Anslow, President
                                    ------------------------------
                                        Type     Name and Title